Exhibit 10.2

October 11th, 2021

Fred Ahlholm

48 Hawkins Lane

North Andover, MA 01842

Re:	Amended and Restated Employment Agreement

Dear Fred,

Minerva Neurosciences, Inc. (the “Company”) is pleased to offer you continued employment on the terms set forth in this letter agreement (the “Agreement”).

1.    Employment. This Agreement replaces and supersedes the May 30, 2014 and the August 1, 2016 offer letters from the Company (the “Prior Offer Letters”) in their entirety. The period during which you are actually employed by the Company is referred to as the “Employment Period”. You and the Company agree that this Agreement does not constitute grounds for “Good Reason” as that term is defined in Prior Offer Letters, or otherwise constitute any trigger for the Company’s payment of any severance or other benefits to you.

2.    Position Duties; Commitment. Beginning October 11th , 2021, you will be employed as Senior Vice President and Chief Financial Officer of the Company, and shall perform such duties consistent with your position Senior Vice President and Chief Financial Officer and as may be assigned to you by the President of the Company and/or the Board of Directors of the Company (the “Board”). Upon consultation with the you and subject to your prior agreement (not to be unreasonably withheld or delayed), the Company may: (i) require you to act as officer, director or in any other corporate function within the Company, its parent, or in direct or indirect subsidiaries, shareholders or other companies associated with the Company (the “Affiliates”, the Company and the Affiliates together the “Group”), (ii) assign to you any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business. You agree to devote substantially all of your working time, attention and energies to the Group, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Group; provided, however, that, for the avoidance of doubt, you may (i) manage your passive personal investments, (ii) with advance written approval from the Company, serve on industry, trade, civic, charitable or non-profit corporate boards or committees, and (iii) with the advance written approval of the Company, serve on outside for-profit corporate boards or committees.

3.    Base Salary. During the Employment Period, your current annualized base salary (“Base Salary”) is US $400,000 payable in accordance with the Company’s normal payroll practice. Your Base Salary will be subject to review and adjustment by the Company from time to time.

4.    Annual Bonus. For each calendar year that ends during the Employment Period, you will be eligible to receive an annual bonus (“Annual Bonus”), with a target amount equal to 45% of your Base Salary. Whether to pay you an Annual Bonus, and in what amount, are determinations to be made in the discretion of the Company based on a variety of factors including, but not limited to, achievement of objectives established by the Board (and/or the Compensation Committee thereof (the “Compensation Committee”)) for the Company and specific annual objectives for your position set by the Board, the Compensation Committee and/or the President of the Company. Because one of the purposes of the

1601 Trapelo Road, Suite 286     |     Waltham, MA 02451     |     T 617.600.7373

minervaneurosciences.com  |  info@minervaneurosciences.com

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Annual Bonus program is employee retention, in order to remain eligible to receive your Annual Bonus, you must remain employed by the Company at the time it makes annual bonus payments to employees for that year, which generally occurs during the first quarter of the following year.

5.    Equity Awards. Any stock, stock options, restricted stock units or other equity awards that you have previously been granted by the Company (including but not limited to any stock options granted under the Company’s Amended and Restated 2013 Equity Incentive Plan) shall continue to be governed in all respects by the terms of their applicable grant agreements, grant notices and plan documents. The Company, in its sole discretion, may award you equity grants pursuant to the Company’s equity incentive plans from time to time in its sole discretion.

6.    Benefits.

(a)    You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to similarly situated employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. Such benefits may include participation in group medical, dental, and vision insurance programs, and term life insurance. The benefits made available by the Company, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice. Without limiting the breadth of the foregoing, you will continue to be eligible for the retention program benefits described in the letter you dated October 13, 2020, as amended and supplemented by the supplemental retention program benefits described in the letter to you dated April 27, 2021.

(b)    During the Employment Period, the Company shall reimburse or otherwise provide for payment for reasonable out-of-pocket business expenses incurred by you in furtherance of or in connection with the legitimate business of the Company, subject to such reasonable documentation or policy requirements established by the Company from time to time.

(c)    During the Employment Period, in addition to holidays recognized by the Company, you will be entitled to accrue on a pro-rated basis four (4) weeks of paid vacation annually. Pursuant to Company policy, vacation time cannot be carried over from year to year.

(d)    If and to the extent that you shall be or become a director of the Company, the Parent or any Affiliate as defined in this Agreement, the Company shall procure directors and officers liability insurance as set forth in the indemnification provisions in the By-Laws of the Parent.

7.    Termination of Employment.

(a)    Death. Your employment will terminate upon your death. Your beneficiaries and/or estate will be entitled to (i) any earned but unpaid Base Salary through the date of your death, to be paid less applicable taxes and withholdings within 10 days of your termination of employment, (ii) compensation at the rate of your Base Salary for any vacation time earned but not used as of the date your employment terminates, (iii) reimbursement for any business expenses incurred by you but not yet paid to you as of the date your employment terminates, provided all expenses and supporting documentation required are submitted within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policy, (iv) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus would be equal to 45% of your Base Salary), and (v) any amounts accrued and payable under the terms of any of the Company’s benefit plans (items (i), (ii), (iii) and (v) referred to as the “Accrued Obligations”).

(b)    Disability. The Board may terminate your employment by reason of your Disability upon written notice of termination. “Disability” means that you have been unable to perform your essential job functions by reason of a physical or mental impairment, notwithstanding the provision of any reasonable accommodation, for a period of 180 days within a period of 365 consecutive days. Upon such termination, you will be entitled only to the Accrued Obligations.

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(c)    Termination by the Company for Cause. The Board may terminate your employment for Cause. “Cause” means that you have (i) been convicted of (x) felony, or (y) a misdemeanor involving moral turpitude (other than a minor traffic violation), (ii) committed an act of fraud or embezzlement against the Company or its Affiliates, (iii) used or disclosed without authorization confidential information or trade secrets of the Company for your benefit or materially breached a written agreement between you and the Company, including without limitation a material breach of this Agreement, (iv) materially violated any written policy of the Company and failed to cure such violation within thirty (30) days following written notice from the Company, (v) materially failed or materially refused to substantially perform your duties (other than by reason of a physical or mental impairment) or to implement the lawful written directives of the President of the Company and/or Board that are consistent with your position, and such material failure or material refusal has continued after thirty (30) days following written notice from the Company, (vi) willfully engaged in conduct or willfully omitted to take any action, resulting in material injury to the Company or its Affiliates, monetarily or otherwise (including with respect to the Company’s ability to comply with its legal or regulatory obligations), or (vii) materially breached your fiduciary duties as an officer or director of the Company. Upon such termination, you will be entitled only to the Accrued Obligations.

(d)    Termination by the Company without Cause. The Company may terminate your employment without “Cause” immediately upon written notice. If such termination is without Cause and not by reason of your Disability, then, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy or plan in effect, subject to compliance with the conditions set forth in Section 7(h), you will be entitled to (i) continued payment of your Base Salary for nine (9) months (the “Salary Severance Period”), (ii) should you be eligible for and timely elect COBRA coverage, payment of your COBRA premiums, less the amount charged to active employees for health coverage, for up to nine (9) months (the “COBRA Severance Period” (iii) payment of a pro-rata portion of your Annual Bonus (assuming for purposes of this payment that your Annual Bonus is equal to 45% of your Base Salary), (iv) immediate vesting of any unvested options that are outstanding immediately prior to the date of termination and, but for the termination of your employment, would have vested during the nine (9) month period immediately following the date of termination, and (v) for purposes of the performance-based restricted stock units (“PRSUs”) granted to you on August 6, 2021, waiver of the obligation to remain in “Service” through the “Certification Date” (each, as defined the grant notice and award agreement pursuant to which your PRSUs were granted (“PRSU Agreement”)) for a period of nine (9) months immediately following the date of termination, resulting in the continued eligibility of your PRSUs to vest based solely on satisfaction of the applicable performance milestones prior to the expiration of such nine (9)-month period (collectively, the “Severance Benefits”).

(e)    Termination Without Cause or for Good Reason Following a Change in Control.

(i)    If your employment by the Company is terminated by the Company (or its successor or parent) without Cause (and not due to Disability or death) or by you for Good Reason within twelve (12) months immediately following a Change in Control (as defined below), then the Company shall pay or provide you with the Accrued Obligations and all of the benefits described in Section 7(d) above, subject to compliance with the conditions set forth in Section 7(h); provided that: (x) the Salary Severance Period defined in Section 7(d)(i) shall be increased to a total of twelve (12) months following the termination date; (y) the COBRA Severance Period defined in Section 7(d)(ii) shall be increased to a total of twelve (12) months following the termination date; (z) in lieu of the pro-rata bonus described in Section 7(d)(iii), the Company shall pay you the full Annual Bonus for the performance year in which your termination occurs, payable as a lump sum payment on the Company’s first ordinary payroll date occurring on or after the Release of Claims effective date (namely, the date it can no longer be revoked); and (xx) in lieu of the equity award benefits described in Section 7(d)(iv) and Section 7(b)(v), all outstanding unvested options granted to you shall vest pursuant to Section 6 of the Stock Option Agreement and the vesting of your PRSUs shall accelerate in full (collectively, the “Change In Control Severance Benefits”).

(ii)    For purposes of this Agreement, a “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following means: (a) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the

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successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, (b) a sale, transfer or other disposition of all or substantially all of the Company’s assets, or (c) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or (d) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

In the event of any interpretation of this definition, the Board of Directors of the Company, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority is exercised in good faith. Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement if it also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(f)    Termination by You Without Good Reason. You may terminate your employment for any or no reason subject to your providing 30 days written notice to the Company. The Company shall have the right to elect to terminate your employment immediately or at any other date during the notice period. Upon such termination, you will be entitled only to the Accrued Obligations.

(g)    Termination by You For Good Reason. You may terminate your employment for Good Reason by providing written notice to the Company of the condition giving rise to the Good Reason no later than ninety (90) days following the first occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating your employment for Good Reason within ninety (90) days thereafter if the Company fails to remedy the condition. For purposes of this Agreement, “Good Reason” shall mean, without your written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the your responsibilities, duties or authority; provided, however, that a requirement that you to act as officer, director or in any other corporate function within the Group shall not constitute Good Reason; (ii) material reduction in your Base Salary; (iii) relocation of your principal work location more than fifty (50) miles from the location of your principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company. In the event you terminate your employment for Good Reason, in addition to the Accrued Obligations, and in lieu of any other severance benefits otherwise payable under any Company policy, you will be entitled to the Severance Benefits, in accordance with and subject to the provisions of Section 7(d).

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(h)    Conditions. Any payments or benefits made or provided pursuant to Section 7 (other than Accrued Obligations) shall be conditional upon (i) continuing to comply with the terms of this Agreement; (ii) signing and not revoking a separation agreement and release of known and unknown claims (including nondisparagement, non-competition, non-solicitation and cooperation provisions (the “Release of Claims”) and (iii) your continuing material compliance with the provisions of Section 10. You must execute the Release of Claims and the Release of Claims must become effective within forty-five (45) days following the date of the termination of your employment (which release shall be delivered to you within five (5) days following the date of such termination). The first payment of continued Base Salary and COBRA premiums, together with the pro-rata Annual Bonus payable pursuant to subsection 7(d)(iii) above, pursuant to Section 7(d) shall be made on the first regular payroll date of the Company following the effective date of the Release of Claims as set forth in Section 7(d); provided, however, that if such 45-day period covers two of your taxable years, payment of Severance Benefits or Change In Control Severance Benefits will begin in the later taxable year.

8.    Restrictive Covenants.

(a)    Non-Competition. As a condition of entering into this Agreement, and in further consideration of the salary increase and continuing bonus eligibility to be provided pursuant to this Agreement, during your Employment Period and ending on the twelve (12) month anniversary following the termination of your employment due to voluntary termination by you or involuntary termination by the Company for Cause (defined below) (the “Restricted Period”), you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Company or its subsidiaries) directly or indirectly, own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other individual or representative capacity whatsoever, or use or permit your name to be used in connection with, any business in the Restricted Territory (defined below) which is primarily engaged in the business of research or development of any therapeutic indications for which the company is developing or commercializing a drug at the time of termination of your employment which operates via any one of the following mechanisms of action; (i) Antagonists of combined 5HT2A and Sigma2 and Alpha1A receptors, (ii) ErbB4/B3 binding small molecules or peptides or (iii) Sigma ligands and (iv) mechanisms of actions of any drugs which act on other pharmacological targets which the company develops during your employment (the “Restricted Business”). These restrictions shall not prevent you from (y) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that your services for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (z) holding five percent (5%) of the securities of any publicly traded entity. You and the Company agree that for purposes of this Agreement, “Restricted Territory” means the geographic areas in which you provided services for the Company or had a material presence or influence, during any time within the last two years prior to the termination of your relationship with the Company. You and the Company further agree that for purposes of this Agreement, “Cause” shall mean a termination of your employment by the Company due to my misconduct or failure to meet the Company’s performance expectations.

(i)    Should you obtain other employment during your employment with the Company or within 12 months immediately following the termination of your relationship with the Company, you agree to provide written notification to the Company as to the name and address of your new employer, the position that you expect to hold, and a general description of your duties and responsibilities, at least three business days prior to starting such employment.

(ii)    The Company may elect to enforce the provisions of Section 8(a) or waive them at its sole discretion. If the Company elects to waive the provisions of Section 8(a), such waiver may be accomplished by the Company providing you with written notice of its election to waive: (A) on or before the last day of your employment with the Company pursuant to an involuntary termination by the Company for Cause, or (B) within 2 weeks after the Company’s receipt of written notice from you of your resignation from employment. If the Company does not elect to waive the provisions of Section 8(a) then the Company must either: (i) accelerate the vesting of your Company stock options by 12 months and waive the obligation under your PRSUs to remain in “Service” through the “Certification Date” (each, as defined your PRSU

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Agreement) for a period of 12 months, resulting in the continued eligibility of your PRSUs to vest based solely on satisfaction of the applicable performance milestones prior to the expiration of such 12-month period (“Mutually Agreed Upon Consideration”), or, in the event you do not have any Company stock options or PRSUs, (ii) pay you continuing salary payments for one year following termination of you employment at a rate equal to no less than 50% of the highest annualized base salary paid to you by the Company within the two years prior to the termination of your relationship with the Company (“Garden Leave Payments”). Notwithstanding anything to the contrary above, the Company may enforce the covenants in Section 8(a) without providing the Garden Leave Payments, if applicable, if it determines in good faith that you breached Section 8(a) or unlawfully misappropriated the Company’s physical or electronic property. For avoidance of doubt, the Company’s failure to timely waive the provisions of Section 8(a) shall be construed as its election to enforce the provisions of Section 8(a). For further avoidance of doubt, if the Company elects to waive, you are classified as nonexempt under the Fair Labor Standards Act, 29 U.S.C. 201-219, or the Company is otherwise prohibited by law or a court from enforcing, the provisions of Section 8(a), you will not be subject to the restrictions in Section 8(a) nor will you be entitled to any Mutually Agreed Upon Consideration or Garden Leave Payments.

(b)    Non-Solicitation of Employees, Consultants, Contractors, Customers, Or Potential Customers. During the Restricted Period, you will not (except as an officer, director, stockholder, member, manager, employee, agent or consultant of the Company or its subsidiaries) directly or indirectly:

(i)    solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if you did not initiate the discussion or seek out the contact;

(ii)    solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to you to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to you or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or engage in Restricted Business (as defined above);

(iii)    hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding six (6) months (unless such individual had been involuntarily terminated by the Company) to research, develop, market, sell, perform or provide Conflicting Services;

(iv)    solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

(v)    solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Restricted Business; or

(vi)    perform, provide or attempt to perform or engage in any Restricted Business for a Customer or Potential Customer.

You and the Company agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to your contact with such person or entity as described in Sections 8(b)(iv)-(vi) above if such contact occurs during your employment or, if such contact occurs following the termination of your employment, during the one (1) year period prior to the date your employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which you worked directly or indirectly during your employment by Company or about which you acquired Trade Secrets or other Confidential information; (ii) was in contact with you or in contact with any other employee, owner, or agent of Company, of which contact you were or should have been aware, concerning the sale or purchase of, or contract for, any

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product, service or process with which you worked directly or indirectly during your employment with Company or about which you acquired Trade Secrets or other Confidential information; or (iii) was solicited by Company in an effort in which you were involved or of which you were aware.

(c)    Trade Secrets and Confidential information. You recognize that it is in the legitimate business interest of the Company and its Affiliates to restrict your disclosure or use of Trade Secrets or other Confidential Information relating to the Company and its Affiliates for any purpose other than in connection with your performance of your duties to the Company and its Affiliates, and to limit any potential appropriation of such Trade Secrets or other Confidential Information. You therefore agree that all Trade Secrets or other Confidential Information relating to the Company and its Affiliates heretofore or in the future obtained by you shall be considered confidential and the proprietary information of the Company and its Affiliates. Except as required in connection with the performance of your duties, you shall not use or disclose, or authorize any other person or entity to use or disclose, any Trade Secrets or other Confidential. Information. The term “ Trade Secrets or other Confidential information,” means any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company. The term “Trade Secrets or other Confidential Information” does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

(d)    Third Party Information. You understand, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”). During your employment and thereafter, you will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with your work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

(e)    No Improper Use of Information of Prior Employers and Others. During your employment by the Company you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person.

(f)    Discoveries and Works. All Discoveries and Works made, conceived, or reduced to practice by you, during the Employment Period, jointly or with others, that relate to the present or anticipated activities of the Company or its Affiliates, or that result from or relate to work performed by you for the Company or any Affiliate shall be owned exclusively by the Company or any Affiliate. The term “Discoveries and Works” means any intellectual property, including without limitation, Trade Secrets or other Confidential Information, patents and patent applications, trademarks and trademark registrations and applications, service marks and service mark registrations and applications, trade names, copyrights and copyright registrations and applications, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all intellectual property rights therein. You shall (a) promptly notify, make full disclosure to, and execute and deliver any documents, including any assignment agreement, requested by the Company or any Affiliate, as the case may be, to evidence or better assure title to Discoveries and Works in the Company or any Affiliate, as so requested, (b) assist the Company or any of its Affiliates in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (c) promptly execute, whether during the Employment Period or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for the Company or any Affiliate and to protect the title of the Company or any Affiliate thereto, including but not limited to assignments of such patents and other rights to Discoveries and Works. In the event the Company is unable

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for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in the preceding paragraph, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in your behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by you. You acknowledge that all Discoveries and Works shall be deemed “works made for hire” under the Copyright Act of 1976, as amended, 17 U.S.C. § 101. To the extent any Discoveries and Works are not deemed “works made for hire” under the Copyright Act, I hereby assign to the Company all my right, title, and interest in and to any and all Discoveries and Works (and all intellectual property rights with respect thereto). Any assignment of Discoveries and Works hereunder includes an assignment of all moral rights. To the extent such moral rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where moral rights exist, you hereby unconditionally and irrevocably waive the enforcement of such moral rights, and all claims and causes of action of any kind against the Company or any of its suppliers or customers, with respect to such rights. You further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any moral rights in any Discoveries and Work.

(i)    Attached hereto as Exhibit A is a list describing all inventions that you own, that were made or acquired by you prior to the start of your Employment Period, and that may relate to the Company’s or any of its Affiliate’s present or anticipated activities, if any (“Existing Inventions”). If no such list is attached, you represent and agree that it is because you have no rights in any Existing Inventions that may relate to the Company’s present or anticipated activities.

(ii)    For purposes of this Agreement, “Other Inventions” means inventions in which you have or may have an interest that are not Discoveries and Work or Existing Inventions.

(iii)    You acknowledge and agree that you will not, without the Company’s prior written approval, use any Excluded Inventions or any Other Inventions in the scope of your employment, or include any Excluded Inventions or Other Inventions in any product or service of the Company. If you make such use or inclusion, or if your right in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, you will immediately so notify the Company in writing. Unless you and the Company agree otherwise in writing as to particular Excluded Inventions or Other Inventions, you hereby grant to the Company, in such circumstances (whether or not you give the Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

(g)    Disclosure Pursuant to 18 U.S.C. Section 1833(b). Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(h)    Remedies. You agree that the Company and its Affiliates’ remedies at law for any breach or threatened breach by you of any of the provisions of this Section 8 will be inadequate, and that, in addition to any other remedy to which the Company and its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of this Section 8 and to enforce specifically the terms and provisions hereof’, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company or its Affiliates from pursuing, in addition, any other remedies available to the Company or any Affiliate for such breach or threatened breach.

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(i)    Enforceability. It is expressly understood and agreed that the parties consider the restrictions contained in this Section 8 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates. You agree that you have read this entire Agreement and understand it. You agree that this Agreement does not prevent you from earning a living or pursuing your career and that you have the ability to secure other non-competitive employment using your marketable skills. You agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests, including without limitation, the Company’s Trade Secrets or other Confidential Information and the goodwill of its customers. You represent and agree that you are entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. if a final, determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in this Section 8 is an unenforceable restriction on your activities, the provisions of this Section 8 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine to be reasonable such that the Agreement, as modified, provides the Company with the maximum protection of its business interests allowed by law and you agree to be bound by the Agreement as modified. Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in this Section 8 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

9.    Return of Company Property. Upon termination of your employment or upon Company’s request at any other time, you will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Discoveries and Works, Third Party Information or Trade Secrets or other Confidential Information and certify in writing that you have fully complied with the foregoing obligation. You agree that you will not copy, delete, or alter any information contained upon your Company computer or Company equipment before you return it to Company. In addition, if you have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Trade Secrets or other Confidential Information, you agree to provide the Company with a computer-useable copy of all such Trade Secrets or other Confidential Information and then permanently delete and expunge such Trade Secrets or other Confidential Information from those systems; and you agree to provide the Company access to your system as reasonably requested to verify that the necessary copying and/or deletion is completed. You further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of your employment or promptly after termination of your employment, you will cooperate with Company in attending an exit interview and certify in writing that you have complied with the requirements of this section.

10.    Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency. You will be entitled only to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

11.    Publication of Agreement to Future Employers. If you are offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section 8 of this Agreement are in effect you agree to inform your potential employer, partner, co-owner and/or others involved in managing the business with which you have an opportunity to be associated of your obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement. You agree to inform the Company of all employment and business ventures

Page Ten

which you enter into while the restrictions described in Section 8 of this Agreement are in effect and you also authorize the Company to provide copies of this Agreement to your employer, partner, co-owner and/or others involved in managing the business with which you are employed or associated and to make such persons aware of your obligations under this Agreement.

12.    Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.

13.    Governing Law; Consent to Personal Jurisdiction. The terms of this Employment Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts. To the extent that any dispute involving this Employment Agreement is not subject to arbitration pursuant to Section 16 below, you hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the Commonwealth of Massachusetts for any lawsuit filed there against me by Company arising from or related to this Agreement.

14.    Waiver. This Employment Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Board. The failure of either party to enforce any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

15.    Assignment. This Employment Agreement is personal to you. You shall not assign this Employment Agreement or any of your rights and/or obligations under this Employment Agreement to any other person. The Company may, without your consent, assign this Employment Agreement to a successor to all or substantially all of its stock or assets, provided that the assignee or any successor remains bound by these terms.

16.    Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, or your employment, or the termination of you employment, including but not limited to all statutory claims (including, but not limited to, the Massachusetts Antidiscrimination Act, Mass. Gen. Laws ch.151B and the Massachusetts Wage Act, Mass. Gen. Laws ch. 149), will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the

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authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. Each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17.    Jointly Drafted Agreement. This Employment Agreement is and shall be deemed jointly drafted and written by the parties and shall not be construed or interpreted against any party originating or preparing any part of it because of its authorship.

18.    No Conflicts. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Employment Agreement. You further represent and warrant that you have no knowledge of any fact or circumstance that could prevent or materially delay you or the Company (as a result of your employment hereunder) from obtaining or maintaining any registration, license or other authorization or approval required for (i) you to perform your duties hereunder or (ii) the Company to operate its business as currently contemplated.

19.    Company Policies and Procedures. As an employee of the Company, you will be required to comply with all Company policies and procedures. The Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time, with or without notice. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

20.    Notices. All notices and other communications provided for in this Employment Agreement shall be in writing, shall be given to the respective addresses or telecopy numbers set forth in clauses (a) and (b) of this Section 20.

(a)    Each notice or other communication to the Company under this Employment Agreement shall be directed as follows or to such other address as Company may have furnished to you in writing in accordance herewith:

Minerva Neurosciences, Inc.

1601 Trapelo Road, Suite 286

Waltham, MA 02451

Attn: CEO

Email: [***]

With a required copy to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attn: Ryan Sansom

E-mail: rsansom@cooley.com

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(b)    Each notice or other communication to you under this Employment Agreement shall be directed to your home address on file with the Company or to such other address as you may have furnished to the Company in writing in accordance herewith.

21.    Entire Agreement. Upon the date hereof, this Employment Agreement supersedes all previous and contemporaneous communications, agreements and understandings between you, on the one hand, and the Company or any of its Affiliates, on the other hand, including the Offer Letter, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.

22.    Counterparts. This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

23.    Parachute Payments.

(a)    If any payment or benefit you would receive from the Company or otherwise in connection with a change in control of the Company or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)    Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(c)    Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within 15 calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

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(d)    If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

24.    409A Matters.

(a)    Notwithstanding any provision of this Employment Agreement to the contrary, all payments and benefits provided for under this Employment Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or be exempt from (as applicable) Section 409A of the Code and the regulations and guidance thereunder. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein). Further, each payment of compensation under this Employment Agreement (including each installment of the Severance Benefits) shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Employment Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Employment Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The welfare benefit continuation provided during the period of time in which you would be entitled to continuation coverage under the Company’s group health plan under COBRA is intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

(b)    Notwithstanding any provision of the Employment Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment, to the extent necessary to comply with Section 409A of the Code, any payment required under this Employment Agreement shall be delayed for a period of six (6) months after termination of employment pursuant to Section 409A of the Code, regardless of the circumstances giving rise to or the basis for such payment. Payment of such delayed amount shall be paid in a lump sum on the day immediately following the end of the six (6) month period. If you die during the postponement period prior to the payment of the delayed amount, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of your estate within ninety (90) days after the date of your death. For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Section 409A of the Code, as determined by the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Company in accordance with Treasury regulation Section 1.409A-1(i).

YOU ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, YOU HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND YOU HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

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Sincerely yours,

MINERVA NEUROSCIENCES, INC.

By:	/s/ Remy Luthringer
Name:	Remy Luthringer
Title:	Executive Chairman & CEO

AGREED TO AND ACCEPTED ON THIS 8th DAY OF October, 2021.

BY:

/s/ Fred Ahlholm
Fred Ahlholm

EXHIBIT A

LIST OF EXCLUDED INVENTIONS

1.    Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐	No inventions or improvements.

☐	See below:

Title	Date	Identifying Number or Brief Description

☐	Additional sheets attached.

2.    Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.